NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 23, 2001
                          Merit Medical Systems, Inc.
[Graphic Omitted]

You are cordially invited to attend the Annual Meeting of Shareholders of Merit Medical Systems, Inc. (the "Company"), which will be held on Wednesday, May 23, 2001, at 3:00 p.m., at the Company's corporate offices at 1600 West Merit Parkway, South Jordan, Utah (the "Annual Meeting"), for the following purposes:


(1) To elect two directors of the Company, each to serve for a term of three years or until their respective successors have been duly elected and qualified;

(2) To approve the adoption of the Merit Services Non-Qualified Employee Stock Purchase Plan;

(3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as independent auditor of the Company for the fiscal year ending December 31, 2001; and

(4) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 18, 2001, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof.

                                    By Order of the Board of Directors,



                                    By: /s/ KENT W. STANGER, C.P.A.
                                    -------------------------------
                                            KENT W. STANGER, C.P.A.
April 25, 2001                              Chief Financial Officer,
                                            Secretary and Treasurer



                                   IMPORTANT

Whether or not you expect to attend the Annual Meeting in person, to assure that your shares will be represented, please complete, date, sign and return the enclosed proxy without delay in the enclosed envelope, which requires no additional postage if mailed in the United States. Your proxy will not be used if you are present at the Annual Meeting and desire to vote your shares personally.

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

                          MERIT MEDICAL SYSTEMS, INC.
               1600 West Merit Parkway, South Jordan, Utah 84095

                                PROXY STATEMENT

                         Annual Meeting of Shareholders

                                  May 23, 2001

                            SOLICITATION OF PROXIES#

This Proxy Statement is being furnished to the shareholders of Merit Medical Systems, Inc., a Utah corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies from holders of outstanding shares of the Company's Common Stock, no par value (the "Common Stock"), for use at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 23, 2001, at 3:00 p.m., at the Company's headquarters located at 1600 West Merit Parkway, South Jordan, Utah, and at any adjournment or postponement thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting of Shareholders and the accompanying form of proxy are first being mailed to shareholders of the Company on or about April 25, 2001.

The Company will bear all costs and expenses relating to the solicitation of proxies, including the costs of preparing, printing and mailing to shareholders this Proxy Statement and accompanying material. In addition to the solicitation of proxies by use of the mails, the directors, officers and employees of the Company, without receiving additional compensation therefore, may solicit proxies personally or by telephone or facsimile. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of the shares of Common Stock held by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                     VOTING

The Board of Directors has fixed the close of business on April 18, 2001, as the Record Date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 7,852,025 shares of Common Stock. The holders of record of the shares of Common Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting.

Proxies

Shares of the Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed proxies will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the two director nominees for their respective terms; FOR the adoption of the Merit Services Non-Qualified Employee Stock Purchase Plan; FOR the ratification of the appointment of Deloitte & Touche to be the Company's independent auditor for the fiscal year ending December 31, 2001; and in the discretion of the proxy holder as to any other matters which may properly come before the Annual Meeting. A shareholder who has executed and returned a proxy may revoke it at any time prior to its exercise at the Annual Meeting by executing and returning a proxy bearing a later date, by filing with the Secretary of the Company, at the address set forth above, a written notice of revocation bearing a later date than the proxy being revoked, or by voting the Common Stock covered thereby in person at the Annual Meeting.

Vote Required

A majority of the issued and outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is required for a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as "represented" for the purpose of determining the presence or absence of a quorum. Under Utah law, once a quorum is established, shareholder approval with respect to a particular proposal is generally obtained when the votes cast in favor of a proposal exceed the votes cast against the proposal. Accordingly, abstentions and broker non-votes will not generally have the effect of being considered as votes cast against any matter considered at the Annual Meeting. In the election of directors, the two nominees receiving the highest number of votes will be elected.

                      PROPOSAL NO. 1 ELECTION OF DIRECTORS

  At the Annual Meeting, two Directors of the Company are to be elected to serve for a term of three years or until their successors shall be duly elected and qualified. Each of the nominees for Director, identified below, is currently a Director of the Company. If any of the nominees should be unavailable to serve, which is not now anticipated, the proxies solicited hereby will be voted for such other persons as shall be designated by the present Board of Directors. The two nominees receiving the highest number of votes at the Annual Meeting will be elected.

Nominees for Election as Directors

Certain information with respect to each Director Nominee is set forth below.

         James J. Ellis, 67, has been a Director of the Company since November 1995. He has been Managing Partner of Ellis/Rosier Financial Services since 1992. Mr. Ellis served as General Manager of MONY Financial Services, Dallas, Texas from 1979 until his retirement in 1992. He also serves as a director of Jack Henry & Associates, a publicly traded company engaged in the sales and service of software for the banking industry. Mr. Ellis is nominated to serve a three-year term.

         Michael E. Stillabower, M.D., 57, has been a Director of the Company since March 1996. Dr. Stillabower has been a physician in private practice in Wilmington, Delaware since 1980. In 1999, Dr. Stillabower was appointed Director, Cardiovascular Research, Christiana Care Health Systems. From 1988 to 1999, he was chief of cardiology at the Medical Center of Delaware, where he had held a number of appointments including Director, Coronary Care Unit, from 1984 to 1988. In May 1995, he was appointed Clinical Associate Professor of Medicine, Jefferson Medical College in Philadelphia, Pennsylvania, where he obtained his M.D. degree in 1976. He is an Elected Fellow of the American College of Cardiology and a member of other professional associations and is actively engaged in cardiology research, instruction and publication of related papers and abstracts. Dr. Stillabower is nominated to serve a three-year term..

The Board of Directors recommends that shareholders vote FOR each of the foregoing nominees.

Directors Whose Terms of Office Continue

         Fred P. Lampropoulos, 51, has been Chairman of the Board, President and Chief Executive Officer of the Company since its formation in July 1987. From 1983 to June 1987, Mr. Lampropoulos was chairman of the board and president of Utah Medical Products, Inc. ("Utah Medical"), a medical device company. Mr. Lampropoulos' term as a director expires in 2003.

         Kent W. Stanger, C.P.A., 46, has been Chief Financial Officer, Secretary, Treasurer and a Director of the Company since 1987. Prior to joining the Company, Mr. Stanger was the controller for Utah Medical from 1985 to August 1987. Prior to 1985, he was the corporate controller for Laser Corporation, American Laser and Modulaire Industries, Inc. Mr. Stanger's term as a director expires in 2003.

         Rex C. Bean, 70, has been a Director of the Company since 1988. Mr. Bean retired from the U.S. Air Force in 1987 and is principally engaged in the management of private investments. Mr. Bean's term as a director expires in 2002.

         Richard W. Edelman, 60, has been a Director of the Company since 1988. He is the Managing Director and Dallas Branch Manager of Sanders, Morris, Harris, a stock brokerage firm. From 2000 to 1998 he was senior vice president at Southwest Securities, Inc., a stock brokerage firm located in Dallas, Texas. From 1996 to 1998 he was managing director of Rodman & Renshaw, Inc., a stock brokerage firm. From 1987 to 1996 he was employed by Southwest Securities, Inc., as senior vice president. Prior to joining Southwest Securities, Inc., in 1987, Mr. Edelman was a securities analyst and vice president for Schneider, Bernet and Hickman, a Dallas, Texas securities firm. Mr. Edelman obtained an MBA degree from Columbia University, New York City, in 1966. Mr. Edelman's term as a director expires in 2002.

Committees, Meetings and Reports

         The Board of Directors has a standing Audit Committee and an Executive Compensation Committee. The members of the Audit Committee are Rex C. Bean (Chairman), James J. Ellis and Richard W. Edelman. The members of the Executive Compensation Committee are James J. Ellis (Chairman), Rex C. Bean and Richard W. Edelman. The Company has no nominating committee.

         The Executive Compensation Committee met two times during the 2000 year. The Executive Compensation Committee has oversight responsibility for all executive compensation and benefit programs of the Company. The Executive Compensation Committee reviews and approves all executive compensation and benefit plans.

         During the fiscal year ended December 31, 2000 there were 8 meetings held by the Board of Directors. No Director attended fewer than 75 percent of the total number of meetings of the Board and of any committee on which he served.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors to file with the Securities and Exchange Commission (the "Commission") initial reports of ownership and reports of changes in ownership of Common Stock and other securities which are derivative of the Common Stock. Executive officers and directors are required by Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that all
Section 16(a) reports required to be filed by the Company's officers and directors were filed in a timely fashion.

Director Compensation

Directors who are not employees of the Company receive an annual retainer of $5,000 and a director's fee of $1,000 per meeting attended in person and $250 for telephonic Board meetings. All directors also have received stock options on an annual basis priced at the fair market value of the Company's stock on the date of grant. All directors also are reimbursed by the Company for their out-of-pocket travel and related expenses incurred in attending all Board and committee meetings.

EXECUTIVE OFFICERS

         In addition to Messrs. Lampropoulos and Stanger, whose biographies are included elsewhere in this Proxy Statement as directors of the Company, certain information is furnished with respect to the following executive officers of the
Company:

         B. Leigh Weintraub, 51, was appointed chief operating officer in February 1997 and was appointed vice president of operations in April 1995. She was director and vice president of regulatory affairs and quality assurance of the Company from August 1993 to 1995. From 1992 to August 1993, she was director of regulatory affairs and clinical programs for Endomedix, a medical device company based in Irvine, California. From 1988 to 1992, Ms. Weintraub was employed by Baxter Healthcare Corporation as manager of quality strategies and quality engineering and as project engineer, quality engineering. Ms. Weintraub completed an executive MBA program at Pepperdine University in April 1993.

         Brian L. Ferrand, 46, has been vice president of sales of the Company since June 1993. He was director of sales of the Company from May 1992 to May 1993 and was national sales manager of the Company from December 1991 to April 1992. From 1987 to December 1991, Mr. Ferrand was employed by Medical Marketing Associates and held positions as medical products sales representative, sales manager, and vice president of marketing and sales.

Compensation of Executive Officers

         The compensation of Fred P. Lampropoulos, the Company's Chief Executive Officer, and the Company's other three most highly compensated executive officers who were paid at least $100,000 (the "Named Executive Officers") during the fiscal year ended December 31, 2000 is shown on the following pages in three tables and discussed in a report from the Executive Compensation Committee of the Board of Directors.


                           SUMMARY COMPENSATION TABLE

                                                                         Long Term
                                                                      Compensation
----------------------------------------------------------------------------------------------------------
                           Annual Compensation                              Awards

                                         Fiscal                            Options       All Other
Name and Position                         Year     Salary      Bonus       SARs (#)     Compensation
Fred P. Lampropoulos                      2000    $ 305,000   $  25,450      47,500           22,843(1)(2)
 Chairman of the Board,                   1999      305,000         685      27,500           23,437(1)
  Chief Executive Officer and President   1998      262,985         200     107,500           20,433(2)

Brian L. Ferrand                          2000      200,000      30,377      15,000           15,522(1)(2)
 Vice President of Sales                  1999      200,000      50,000      10,000            6,606(1)(2)
                                          1998      207,692      30,000           0            7,692(1)

Kent W. Stanger, C.P.A.                   2000    $ 200,000   $  10,000      27,500           12,361(1)(2)
 Chief Financial Officer,                 1999      185,577           0      26,250           13,317(1)(2)
  Secretary, Treasurer and Director       1998      181,731           0       7,500            3,365(1)

B. Leigh Weintraub                        2000    $ 200,000   $  18,667      20,000            2,700(2)
 Chief Operating Officer                  1999      185,577         500      18,750            5,149(1)(2)
                                          1998      181,058      13,968           0                0
----------------------------------------------------------------------------------------------------------

(1)  Includes accrued vacation paid with cash in lieu of benefit.

(2) Amounts shown reflect contributions made by the Company for the benefit of the Named Executive Officers under the formula plan provision of the Company's 401(k) Profit Sharing Plan.

Option Grants in Last Fiscal Year

         The following table sets forth individual grants of stock options made to the Named Executive Officers during the fiscal year ended December 31, 2000. As of December 31, 2000 the Company had not granted any stock appreciation rights:


------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Potential Realizable Value
                                                      Total Options                                  at Assumed Annual Rates
                                                        Percent of                                        of Stock  Price
                                                        Granted to                                       Appreciation for
                                            Options    Employees in     Exercise   Expiration               Option Term
Name                                        Granted     Fiscal Year       Price        Date               5%             10%
Fred P. Lampropoulos . . . . . . .           47,500         10.4%         4.50      05/24/2005        $59,856         130,497

Brian L. Ferrand . . . . . . . . . .         15,000          3.3%         4.50      05/24/2005         18,649          41,209

Kent W. Stanger, C.P.A. . . . . . .          27,500          6.0%         4.50      05/24/2005         34,190          75,551

B. Leigh Weintraub . . . . . . . . .         20,000          4.4%         4.50      05/24/2005         24,865          54,946
------------------------------------------------------------------------------------------------------------------------------

Aggregate Option Exercises in Last Fiscal Year and Year-End Option Values

         The following table sets forth the number of shares of Common Stock acquired during the fiscal year ended December 31, 2000 upon the exercise of stock options, the value realized upon such exercise, the number of unexercised stock options held on December 31, 2000 and the aggregate value of such options held by the Named Executive Officers:


-------------------------------------------------------------------------------------------------------------------------
                                                                Number of Unexercised            Value of Unexercised
                         Number of Shares       Value               Options at                   In-the-Money Options
                           Acquired          Realized on         December 31, 2000              at December 31, 2000(1)
Name                     on Exercise           Exercise       Exercisable   Unexercisable     Exercisable   Unexercisable
Fred P. Lampropoulos             0                $  0          180,500        152,000         $  8,438        $  45,000
Brian L. Ferrand  0              0                   0           49,000         31,000                0           16,985
Kent W. Stanger, C.P.A.      5,000              10,000           64,250         37,000            8,438           22,500
B. Leigh Weintraub           9,000              13,152           27,750         42,000                0           22,500
-------------------------------------------------------------------------------------------------------------------------

(1) Reflects the difference between the exercise price of the Options granted and the value of the Common Stock on December 31, 2000. The closing sale price of the Common Stock on December 29, 2000 as reported by NASDAQ was $5.625 per share.

Certain Relationships and Related Transactions

         During fiscal 1998, the Company loaned to Fred P. Lampropoulos, Chairman of the Board, President, and Chief Executive Officer, for personal reasons, the sum of $225,000 payable in five annual installments with interest at the Company's blended borrowing rate. The note evidencing the loan and a related pledge agreement provide for collateral in the form of 62,950 shares of Common Stock. In 1999, the Executive Compensation Committee of Merit Medical extended the due date of the principal payments for a period of one year. The first installment was paid by the surrender of shares of the Company's stock owned by Mr. Lampropoulos in 2000.

Change of Control Employment Agreements

         In March 1998, the Board of Directors of the Company approved Change of Control Employment Agreements (the "Employment Agreements") for each of the Named Executive Officers. These Employment Agreements provide certain benefits in the event of a change of control of the Company, as well as payments and benefits in the event of termination of employment under certain circumstances.

         The Employment Agreements provide for the continued employment of the Named Executive Officers for two years following a change of control (three years in the case of Mr. Lampropoulos) (the "Employment Period") in essentially the position held prior to the change of control and at an annual base salary and average annual bonus which is based on the salary paid during the last fiscal year and the average of the bonuses paid during the three fiscal years prior to the change of control. In addition, during the Employment Period, the Named Executive Officers are entitled to participate in all retirement plans, benefit plans and other employee benefits in effect prior to the change of control or, if more favorable, in those benefit programs provided to employees after the change of control.

         Upon termination of employment by the Company following a change of control, other than for death, disability or cause, or if the Named Executive Officer terminates employment for good reason, the Named Executive Officer is entitled to receive the sum of (i) his or her base salary and bonus through the date of termination (ii) any accrued or deferred compensation or benefits, (iii) an amount equal to the Named Executive Officer's annual base salary and average annual bonus multiplied by the number of whole or fractional years remaining in the Employment Period, and (iv) continued coverage during the remainder of the Employment Period under the Company's benefit plans, programs, practices or policies. The Employment Agreements provide that the Named Executive Officers may voluntarily terminate employment during a 30-day window period following the first 12 months of the Employment Period and that such a termination will be deemed for good reason. If termination of the Employment of a Named Executive Officer occurs which is not related to a change of control and is for other than death, disability or cause, the Named Executive Officer is entitled to receive the sum of (i) and (ii) above, plus a sum equal to his or her annual base compensation and average bonus (based on the base salary paid during the last fiscal year and bonuses paid during the last three fiscal years).

         If termination of employment of a Named Executive Officer occurs by reason of death or disability, he or she shall be entitled to payment of base salary and bonus through the date of termination, any deferred or accrued benefits, and such other death or disability benefits equal to the most favorable benefits provided by the Company to other employees and their families. If the Named Executive Officer is terminated for cause during the Employment Period, the Company shall be obligated to pay to the Named Executive Officer his or her annual base salary through the date of termination, the amount of any compensation previously deferred, and any other benefits due through the date of termination, in each case to the extent not previously paid.

         The Company established a non-qualified deferred compensation plan in 2000 that permits highly compensated management employees of the company, including Named Executive Officers, to defer a portion of their compensation. The plan was adopted to permit eligible employees to elect to defer compensation through payroll deductions and to provide participants with a vehicle to supplement their retirement savings in excess of the amounts that they can contribute under the Company's 401(k) plan. The Company, in its sole discretion, may make matching contributions to the deferred compensation plan, although it has not elected to do so to date. Any deferrals, plus discretionary Company matching amounts, will be adjusted to reflect the rate of return on one or more designated investment models selected by each participant. The amount attributed to the participant will be paid by the Company upon the earlier of the distribution date designated by the participant or the occurrence of other events specified in the plan.

         The plan permits participants to select an investment model based on a hypothetical investment in the same investment options available to participants of the Company's 401(k) plan, including Common Stock of the Company. The Company is not required to invest the deferred funds in the investment model chosen by the participant, but will agree to pay a rate of return equal to the amount that would have been earned if such an investment had been made.


         The Company will pay a participant's account on voluntary or involuntary termination of employment; the date that a participant reaches a certain age chosen by the participant; in certain cases of financial hardship; or the company's approval of the participant's request for an early payment of the amount in the participant's account as of the close of the calendar year immediately preceding the year in which the request is received. In the case of an early payment, 10% of the distribution is forfeited back to the Company. If the participant competes with the Company after termination of employment, the participant forfeits all discretionary contributions made by the Company and deemed investment returns attributable to Company contributions.

         Two of the Named Executive Officers, Kent W. Stanger and B. Leigh Weintraub, have participated in the plan during 2000, deferring $10,000 and $8,000 in compensation, respectively.

Report of the Executive Compensation Committee

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that incorporates by reference, in whole or in part, subsequent filings including, without limitation, this Proxy Statement, the following Report of the Executive Compensation Committee, the report of the Audit Committee and the Performance Graph set forth on page 8 hereof shall not be deemed to be incorporated by reference into any such filings.

         General. The Company's executive compensation program is administered by the Executive Compensation Committee, which is responsible for establishing the policies and amounts of compensation for the Company's executive officers. The Executive Compensation Committee, composed of three independent directors, has oversight responsibility for executive compensation and executive benefit programs of the Company.

         Executive Compensation Principles. The Company's executive compensation program is designed to align executive compensation with the values, objectives and performance of the Company. The executive compensation program is designed to achieve the following objectives:

    o Attract and retain highly qualified individuals who are capable of making significant contributions to the long-term success of the Company.

    o Reward executive officers for long-term strategic management and the enhancement of shareholder value.

    o Promote a performance-oriented environment that encourages Company and individual achievement.

         Executive Compensation Program. The Company's executive compensation program consists of both cash and equity-based compensation. The components of the Company's executive compensation program and the policies which govern their implementation are outlined briefly below.

         Cash Compensation. The Company's cash compensation policy is designed to provide competitive levels of compensation to attract and retain qualified individuals and to reward individual initiative and achievement. The Company's existing executive compensation program is a base compensation plan with a discretionary bonus compensation element.

         Effective March 20, 2000, the Named Executive Officers took a voluntary reduction in pay as part of a Company-wide, cost-reduction program to improve the Company's future profitability. The salary for Fred P. Lampropoulos was reduced by $30,500, or 10 percent; the quarterly bonus for Brian L. Ferrand declined by $10,000, or 4 percent of his total compensation; the salary for Kent
W. Stanger was reduced by $25,000, or 13 percent; and B. Leigh Weintraub's salary was reduced by $25,000, or 13 percent. Subsequently on July 24, 2000, all of the above named officers' salaries were restored to their previous levels.

         The salary for Fred P. Lampropoulos, the President and Chief Executive Officer, is based generally upon comparisons with levels of compensation paid to chief executive officers of other comparably sized medical device manufacturers. The overall performance of the Company and the Company's progress toward achieving specific objectives are also important factors in setting compensation for Mr. Lampropoulos.

         Cash compensation for executive officers other than the Chief Executive Officer is based generally upon comparisons with comparably sized medical device manufacturers and is targeted at the mid-range of the salary levels of those manufacturers. Compensation of executive officers is based, in part, upon their respective responsibilities as compared to similar positions in comparable companies. The Executive Compensation Committee also considers individual merit and the Company's performance. It is the practice of the Committee to solicit and review recommendations of the Chief Executive Officer when determining salary levels for executive officers other than the Chief Executive Officer.

         On February 10, 2001, the Compensation Committee created a new incentive bonus program. Based on performance of the chief executive officer, Mr. Lampropoulos will be entitled to receive base incentive compensation of $150,000 for the Company's fiscal year 2001. Such incentive compensation will be paid based upon the Company achieving each of eight goals. The Company will pay Mr. Lampropoulos a percentage of the $150,000 base incentive compensation for each goal achieved. If 100% of the goal is not achieved, no portion of the base compensation will be paid for that category. The total cap on incentive compensation which Mr. Lampropoulos will be eligible to receive for the 2001 fiscal year is $180,000 if Mr. Lampropoulos achieves 120% or better of all goal targets for each of the eight goal categories.

         Equity-Based Compensation. The Company has adopted various stock-based compensation plans that are designed to promote and advance the interests of the Company and its shareholders by strengthening the mutuality of interests between the executive officers of the Company and the Company's shareholders. The Company has limited the payment of executive incentive compensation in the form of annual cash bonuses, preferring to make stock-based grants under the Company's compensation plans. Since executive incentive compensation is based on shares of Common Stock, the value of those awards to executive officers increases as the value of the Common Stock increases. During the 2000 fiscal year, discretionary option grants were made to the Chief Executive Officer, Chief Financial Officer, the Chief Operating Officer and the Vice President of Sales.

         Benefits. The Company's policy is to provide an attractive benefit package to all employees. Executive officers of the Company are generally eligible to participate, on the terms and conditions applicable to all eligible employees of the Company, in the Merit Medical Systems 401(k) Profit Sharing Plan, a contributory savings and profit sharing plan for all Company employees over the age of 21. Certain executive officers may elect to defer certain awards or compensation under the Company's employee benefit plans.

                            EXECUTIVE COMPENSATION COMMITTEE

                            James J. Ellis, Chairman
                            Richard W. Edelman
                            Rex C. Bean

Report of the Audit Committee

         The Audit Committee met once during the 2000 year, and all members attended. Additionally, Rex Bean, as chairman, met with the Company's independent auditors and management to review the financial information included in each 10Q report of the Company prior to filing. The functions of the Audit Committee are: (i) to review and approve the selection of, and all services performed by, the Company's independent auditor; (ii) to review the Company's internal controls; and (iii) to review, act and report to the Board of Directors with respect to the scope of audit procedures, accounting practices and internal accounting and financial controls of the Company. All members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers listing standards. The Audit Committee charter is included with this proxy statement as Appendix A.

         Management is responsible for Merit's internal controls and the financial reporting process. The independent auditors are responsible for performing an audit of Merit's financial statements in accordance with the generally accepted auditing standards and for expressing an opinion on those financial statements based on their audit. The audit committee reviews these processes on behalf of the Board of Directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2000 Annual Report on Form 10-K with Merit's management and its independent auditors.

         The committee also has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

         The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described above under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with the maintaining of the independence of the independent auditors.

         Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Merit's Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

                                 AUDIT COMMITTEE

                                 Rex C. Bean, Chairman
                                 James J. Ellis
                                 Richard W. Edelman

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth information as of April 18, 2001 with respect to the beneficial ownership of shares of the Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, by each director, by each director nominee, by each Named Executive Officer and by all directors and officers as a group. Unless otherwise noted, each person named has sole voting and investment power with respect to the shares indicated. Percentages are based on 7,852,025 shares outstanding.


                                                                          Beneficial Ownership
------------------------------------------------------------------------------------------------------------------------------------
                                                                               Number of      Percentage
                                                                                Shares         of Class
Principal Sharesholders
Vertical Group,  L.P.(1) . . . . . . . . . . . . . . . . . . . . . . . . . . . .1,073,400        13.7%
  25 DeForest Avenue, Summit, New Jersey
Fred P. Lampropoulos(2)(3). . . . . . . . . . . . . . . . . . . . . . . . . . .   727,248         9.3
  Merit Medical Systems, Inc., 1600 West Merit Parkway, South Jordan, Utah
Benson Associates, LLC (4). . . . . . . . . . . . . . . . . . . . . . . . . . . . 518,300         6.6
11 Southwest Fifth Avenue, Suite 2130, Portland, Oregon
Officers and Directors
Fred P. Lampropoulos(2)(3). . . . . . . . . . . . . (see above). . . . . . . . .
Kent W. Stanger C.P.A.(2)(3)(5). . . . . . . . . . . . . . . . . . . . . . . . .  351,275         4.4
Rex C. Bean(3) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  278,556         3.5
Richard W. Edelman(3)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   69,037           0
James J. Ellis(3). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   60,900           0
B. Leigh Weintraub(2)(3). . . . . . . . . . . . . . . . . . . . . . . . . . . .    58,449           0
Brian L. Ferrand(2)(3). . . . . . . . . . . . . . . . . . . . . . . . . . . . .    52,000           0
Michael E. Stillabower M.D.(3). . . . . . . . . . . . . . . . . . . . . . . . .    45,500           0
All officers and directors as a group (8 persons)                               1,642,965        19.6
------------------------------------------------------------------------------------------------------------------------------------

o    Represents holdings of less than 1%

(1)  Based on a Form 4 dated April 12, 2000.

(2) The computations above include the following share amounts which are held in the Company's 401(k) Profit Sharing Plan on behalf of participants thereunder: Fred P. Lampropoulos, 16,547 shares; Kent W. Stanger, 14,699 shares; B. Leigh Weintraub, 1,851 shares; Brian L. Ferrand, 2,300 shares; and all officers and directors as a group, 35,397 shares.

(3) The computations above include the following share amounts which are subject to options exercisable within 60 days, none of which have been exercised: Fred P. Lampropoulos, 225,500 shares; Kent W. Stanger, 71,000 shares; Rex C. Bean, 37,500 shares; Richard W. Edelman, 37,500 shares; James J. Ellis 37,500 shares; B. Leigh Weintraub, 54,500 shares; Brian L. Ferrand, 49,000 shares; Michael E. Stillabower M.D., 37,500 shares; and all officers and directors as a group, 550,000 shares.

(4)  Based on a Schedule 13F dated December 31, 2000.

(5) The computations above include the following share amounts which are held in the Company's Highly Compensated Deferred Compensation Plan on behalf of participants thereunder: Kent W. Stanger, 1,860 shares.

Merit Medical Systems, Inc.
Comparison of Five Year-Cumulative Total Returns
Performance Graph

Prepared by the Center For Research in security Prices
Produced on 4/06/01 including data to 12/29/00

[Graphic Omitted]

                  PROPOSAL NO. 2 - TO ADOPT THE MERIT SERVICES
                   NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN

General

         On February 10, 2001, the Board of Directors adopted the Merit Services Non-Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan"). The Company previously adopted and currently maintains a qualified stock purchase plan for the benefit of its employees. The Stock Purchase Plan, which does not qualify for advantageous tax treatment for federal income tax purposes, was adopted for those employees who are ineligible to participate in the qualified plan. This includes employees of Merit Services, Inc. a subsidiary of the Company, and certain highly compensated employees of the Company. The following description of the Stock Purchase Plan does not purport to be complete and is qualified in its entirety be reference to the full text thereof.

Description of the Stock Purchase Plan

         Purpose. The purpose of the Stock Purchase Plan is to provide a method whereby employees of the Company and certain of its subsidiaries who are ineligible to participate in the Company's qualified stock purchase plan will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Common Stock. The Board of Directors believes that the Stock Purchase Plan is important because it provides incentives to present and future employees of the Company by allowing them to share in the growth of the Company. The Stock Purchase Plan does not qualify for beneficial tax treatment as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

         Administration. The Stock Purchase Plan is administered by a committee (the "Committee") of the Board of Directors consisting of no fewer than three members of the Board of Directors. The Committee is presently composed of the Executive Compensation Committee of the Board of Directors. The Committee has the authority to interpret and construe all provisions of the Stock Purchase Plan and to make all decisions and determinations relating to the operation of the Stock Purchase Plan.

         Duration. The Stock Purchase Plan became effective upon its adoption by the Board of Directors and will remain in effect until June 30, 2006, unless terminated earlier or amended by the Board of Directors. No termination of the Stock Purchase Plan may adversely affect the rights of any employee with respect to outstanding options under the Stock Purchase Plan without the consent of the employee.

         Shares Currently Subject to the Stock Purchase Plan. The maximum number of shares of Common Stock which may currently be issued under the Stock Purchase Plan is 70,000 shares, which are allocated from the Employee Stock Purchase Plan, as amended on May 24, 2000. The Company has not issued any shares of Common Stock under the Stock Purchase Plan. In the event the outstanding shares of Common Stock are increased, decreased, changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split, or similar transaction, the maximum number of shares available for issuance under the Stock Purchase Plan and the number of shares subject to options held by participants shall be proportionately adjusted.

         Eligibility. Participation in the Stock Purchase Plan is limited to employees of Merit Services, Inc, and officers of the Company who are not eligible to participate in the Company's qualified stock purchase plan and who became employees prior to the commencement of the current offering period. Approximately 85 employees are eligible to participate in the Stock Purchase Plan.

         Offerings Under the Stock Purchase Plan. The Stock Purchase Plan provides for a series of quarterly offerings commencing on the first business day of April, July, October, and January of each calendar year during the term of the Stock Purchase Plan. An eligible employee may elect to participate in an offering under the Stock Purchase Plan by authorizing the Company to make deductions from his or her pay on each payday during the time the employee is a participant in an offering at a fixed dollar amount or a percentage of the employee's pay, so long as such deduction is not less than 1% or more than 15% of his or her base salary. On the commencement date of an offering, the Company will grant to each employee who elects to participate in an offering under the Stock Purchase Plan an option to purchase that number of shares equal to the amount deducted from the participant's account divided by 85% of the fair market value of the Common Stock as determined in accordance with the Stock Purchase Plan. Notwithstanding the foregoing, no employee will be granted an option which permits him or her to purchase in excess of $25,000 of Common Stock per calendar year. In addition, employees who have received a hardship distribution from the Company's 401(k) plan may not make payroll deduction contributions during the 12 months following the hardship distribution.

         Options will be deemed to have been exercised automatically on the offering termination date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his or her account will purchase, but not in excess of the maximum number of shares the employee can purchase during any calendar year.

         Exercise Price of Options. The price per share to be paid by participants under the Stock Purchase Plan shall be the lesser of (a) 85% of the fair market value of the Common Stock on the applicable offering commencement date or (b) 85% of the far market value of the Common Stock on the applicable offering termination date. The fair market value of the Common Stock shall be the closing sale price of the Common Stock on the Nasdaq Stock Market (National Market System) on the applicable date or the nearest prior trading day, if such date is not a trading day. The exercise price shall be payable only through payroll deductions from an employee's compensation, except in limited circumstances involving a leave of absence.

         Termination of Employment. Participation in the Stock Purchase Plan does not affect the Company's right to terminate any employee. Upon the termination of a participant's employment for any reason during an offering, including retirement (but excluding death while in the employ of the Company), the payroll deductions credited to the participant's account shall be returned to the participant and shall not be used to purchase shares of Common Stock under the Stock Purchase Plan. In the event the participants employment is terminated as a result of his or her death, his or her designated beneficiary shall have the right to elect to (a) withdraw all payroll deductions credited to the participant's account under the Stock Purchase Plan, or (b) exercise the participant's option on the offering termination date for the purchase of the number of full shares which the participant's accumulated payroll deductions will purchase at the applicable exercise price.

         Amendment and Termination. The Board of Directors may amend, suspend, or terminate the Stock Purchase Plan or any portion thereof at any time, provided that such amendment or termination will not adversely affect options then outstanding under the plan.

         Restriction on Disposition of Shares. Participants may not sell or otherwise transfer the shares of Common Stock acquired under the Stock Purchase Plan for a period of ninety (90) days subsequent to the acquisition.

         General Provisions. A participant may withdraw from the Stock Purchase Plan at any time. No participant or his legal representatives, legatees, or distributees will be deemed to be the holder of any shares of Common Stock subject to an offering until the option has been exercised and the purchase price for the shares has been paid. No payroll deductions credited to a participant's stock purchase account nor any rights with regard to the exercise of rights to receive shares of Common Stock under the Stock Purchase Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by a participant other than by will or the laws of descent and distribution. Options under the Stock Purchase Plan will be exercisable during a participant's lifetime only by him, his guardian, or legal representative.

Certain Federal Income Tax Consequences

         The following tax discussion is a brief summary of federal income tax law applicable to the Stock Purchase Plan. The discussion is intended solely for general information and omits certain information which does not apply generally to all participants in the Stock Purchase Plan.

         The Stock Purchase Plan does not qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. As such, a recipient of options under the Stock Purchase Plan is not entitled to any tax benefit from participating in the plan. Participants will not be entitled to deduct or exclude from income or social security taxes any part of the payroll deductions. On exercise of an option granted under the Stock Purchase Plan the participant will be deemed to have received income equal to the difference between the price per share paid by the participant to acquire the stock and the fair market value of the stock on the date of exercise. The Company will be entitled to a tax deduction equal to the amount of income recognized by the participant. The employee will have a cost basis in the shares of Common Stock acquired upon such exercise equal to the option exercise price plus the income recognized on exercise.

Value of Benefits

         The Company is unable to determine the amount of benefits that may be received by participants under the Stock Purchase Plan as participation is discretionary with each employee.

Interests of Certain Directors

         In considering the recommendation of the Board of Directors with respect to the proposal to adopt the Stock Purchase Plan, shareholders should be aware that certain members of the Board of Directors may have a conflict of interest in connection with such proposal. As discussed above, officers, including directors who are officers of the Company, who are not eligible to purchase Common Stock under the Company's qualified stock purchase plan may participate in the Stock Purchase Plan. The Board of Directors recognizes that the operation of the Stock Purchase Plan may benefit certain officers who are also directors of the Company, but believes that approval of the proposed Stock Purchase Plan will advance the interests of the Company and its shareholders by encouraging employees of the Company to make significant contributions to the long-term success of the Company.

         The Board of Directors believes that adoption of the Stock Purchase Plan is in the best interests of the Company, and therefore, unanimously recommends that the shareholders vote FOR approval of the proposal to adopt the Stock Purchase Plan.

             PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF AUDITOR

         The Audit Committee has recommended, and the Board of Directors has selected, the firm of Deloitte & Touche, independent certified public accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2001 subject to ratification by the shareholders. Deloitte & Touche has acted as independent auditor for the Company since 1987. The Board of Directors anticipates that one or more representatives of Deloitte & Touche will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

         The  Board  of  Directors   recommends  that   shareholders   vote  FOR
ratification   of  the  appointment  of  Deloitte  &  Touche  as  the  Company's independent auditor.

Audit Fees

         The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and for the review of the financial statements included in the Company's Quarterly Reports on From 10-Q for that fiscal year were approximately $89,000.

Financial Information Systems Design and Implementation Fees

         There were no services provided by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2000.

All Other Fees

         The aggregate fees billed by Deloitte for all other non-audit services, for the fiscal services year ended December 31, 2000 were $227,000.

         The audit committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and has concluded that it is.

                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be presented for action at the Annual Meeting. If, however, any further business should properly come before the Annual Meeting, the persons named as proxies in the accompanying form will vote on such business in accordance with their best judgment.

                           PROPOSALS OF SHAREHOLDERS

         Proposals which shareholders intend to present at the Annual Meeting of Shareholders to be held in calendar year 2002 must be received by Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the Company's executive offices (1600 West Merit Parkway, South Jordan, Utah 84095) no later than December 31, 2001.

                             ADDITIONAL INFORMATION

         The Company will provide without charge to any person from whom a proxy is solicited by the Board of Directors, upon the written request of such person, a copy of the Company's 2000 Annual Report on Form 10-K, including the financial statements and schedules thereto (as well as exhibits thereto, if specifically requested), required to be filed with the Securities and Exchange Commission. Written requests for such information should be directed to Kent W. Stanger, Chief Financial Officer, Secretary and Treasurer of the Company, at the address indicated above.

                                   APPENDIX A

          CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF

                          Merit Medical Systems, Inc.

                       Adopted by the Board of Directors


                            PURPOSE AND OBJECTIVES:

The Audit Committee is a committee of the Board of Directors which will make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of Merit Medical Systems, Inc. and its subsidiaries (the Company"), and to provide to the Board of Directors the results of its recommendations, to outline to the Board improvements made, or to be made, in internal accounting controls, and to make the Board aware of significant financial matters that require Board attention.

The objectives of the Audit Committee are as follows:

o to provide communication between directors and external and internal auditors; and

o    to review the external and internal auditors' independence.

         In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors from time to time prescribe.

CONSTITUTION:

         Each domestic company listed on NASDAQ must have an audit committee comprised solely of directors independent of management and free from any relationship that would interfere with the exercise of independent judgement as a committee member.

         The Audit Committee of the Company shall be comprised such number of members of the Company as is determined from time to time by the Board of Directors, but in no event shall be comprised of less than three (3) members. A quorum of the Audit Committee shall be a majority of the members of the Audit Committee.

         The members of the Audit Committee shall choose a Chairman.

         The Audit Committee shall meet as frequently as circumstances require. The Audit Committee will meet with the Chief Executive Officer and the Chief Financial Officer of the Company as circumstances require to review the financial affairs of the Company. The Audit Committee will meet with the independent auditors of the Company, at such times as it deems appropriate, to review the independent auditor's examination and management report.



RESPONSIBILITIES:

         In meeting their responsibilities, the Audit Committee should address each of the following matters:

         External Auditors

         1. Recommend to the Board of Directors the external auditors to be nominated, approve their compensation as negotiated by management, and review and approve their discharge.

         2.   Consider and review the independence of the external auditor.

         3.   Consider the external auditors' audit scope and plan.

         4. Consider with management and the external auditors the rationale for employing audit firms other than the principal external auditors on financial accounting and reporting issues.

         5. Review with the external auditors the coordination of audit effort to assure the effective use of audit resources.

         6. Review with the external auditors any impact on the financial statements of any new or proposed changes in accounting principles or regulatory requirements.

         7.   Consider and review with the external auditors:

              (a) he adequacy of the Company's internal controls including computerized information system controls and security.

              (b)  Any related  significant  findings and recommendations of the
                   external  auditors   together  with  management's   responses
                   thereto.

         8. Meet with the external auditors in executive session to discuss any matters that the committee members or the external auditors believe should be discussed privately with the Audit Committee.

         Financial Reporting

         1. Review with management and the external auditors at the completion of the annual examination:

              (a)  The  Company's  annual   financial   statements  and  related
                   footnotes.

              (b) The external auditors' audit of the financial statements and their report thereon.

              (c) Any significant changes required in executing the external auditor's audit plan.


              (d)  Any  serious   difficulties   or  disputes  with   management
                   encountered during the course of the audit.

              (e) Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

              (f) Nature of management advisory services (including fees) provided by the independent public accountant during the year under audit.

         2. Review with management and the external auditors any public interim financial reporting.

         3. Review filings with SEC or other regulatory bodies which contain the Company's financial statements.

         General Responsibilities

         1. Review and make recommendations to the Board regarding approval of any conflicts of interest between management and the Company.

         2. Meet with management in executive session to discuss any matters that the committee members or management believes should be discussed privately with the Audit Committee.

         3. Report committee actions to the board of directors with such recommendations as the committee may deem appropriate.

         4. The Audit Committee shall have the power to conduct or authorize investigations into any matter within the Audit Committee's scope of responsibilities. The Audit Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

         5. The Audit Committee will perform such other functions as assigned by law, the Company's charter or bylaws, or the Board of Directors.

         In addition to the above responsibilities, the Audit Committee will undertake such other duties as the Board of Directors delegates, and will report, at least annually, to the Board regarding the Committee's examinations and recommendations.

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                                     Proxy


                          Merit Medical Systems, Inc.
                            1600 West Merit Parkway
                            South Jordan, Utah 84095

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby appoints Fred P. Lampropoulos and Kent W. Stanger, and each of them, as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as designated below, all shares of the Common Stock of Merit Medical Systems, Inc., a Utah corporation (the "Company"), held of record by the undersigned on April 18, 2001 at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the offices of the Company on May 23, 2001 at 3:00 P.M. local time, or at any adjournment or postponement thereof, upon the matters set forth below, all in accordance with and as more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged.

1. Election of two directors, each to serve for a term of three years or until their respective successors shall have been duly elected and qualified.

         [ ] FOR all nominees listed below (except as marked to the contrary).

         [ ] WITHHOLD   AUTHORITY  to  vote  for  all  nominees   listed  below.
             (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

                  JAMES J. ELLIS            MICHAEL E. STILLABOWER, M.D.

2. To approve the adoption of Merit Services Non-Qualified Employee Stock Purchase Plan.

                  [ ]  FOR            [ ]  AGAINST       [ ]  ABSTAIN

3. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche as the independent auditor of the Company.

                  [ ]  FOR            [ ]  AGAINST       [ ]  ABSTAIN

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.


         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF TWO DIRECTORS, FOR THE APPROVAL OF THE MERIT SERVICES NON-QUALIFIED EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE INDEPENDENT AUDITOR OF THE COMPANY.


         Please complete, sign and date this proxy where indicated and return it promptly in the accompanying prepaid envelope.



Date:  _________________________, 2001     _____________________________________
                                           Signature


                                           _____________________________________
                                           Signature (If held jointly)



         (Please sign above as the shares are issued. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)
                                       14
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